EXHIBIT 23.1

The Board of Directors
Morningstar, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333‑124783 and No. 333-176203) of Morningstar, Inc. of our report dated February 28, 2017, with respect to the consolidated balance sheets of Morningstar, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016, annual report on Form 10‑K of Morningstar, Inc.

Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that Morningstar, Inc. acquired PitchBook Data, Inc. (PitchBook) during 2016, and management excluded from its assessment of the effectiveness of Morningstar, Inc.'s internal control over financial reporting as of December 31, 2016, PitchBook’s internal control over financial reporting associated with total assets of $283,346,000, and total revenues of $4,109,000, included in the consolidated financial statements of Morningstar, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Morningstar, Inc. also excluded an evaluation of the internal control over financial reporting of PitchBook.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2017